EXHIBIT 107

Calculation of Filing Fee Tables
Form S-3
(Form Type)
Hawthorn Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $1.00 par value per share	Rule 457(o)	(1)	$(1)	$—	—	$—
	Equity	Preferred Stock, $0.01 par value per share	Rule 457(o)	(1)	(1)	—	—	—
	Equity	Depositary Shares	Rule 457(o)	(1)	(1)	—	—	—
	Debt	Debt Securities	Rule 457(o)	(1)	(1)	—	—	—
	Other	Warrants	Rule 457(o)	(1)	(1)	—	—	—
	Other	Purchase Contracts	Rule 457(o)	(1)	(1)	—	—	—
	Other	Purchase Units	Rule 457(o)	(1)	(1)	—	—	—
	Other	Subscription Rights	Rule 457(o)	(1)	(1)	—	—	—
	Other	Units	Rule 457(o)	(1)	(1)	—	—	—
	Unallocated (Universal) Shelf	⸻	Rule 457(o)	$150,000,000	—	$150,000,000 (2)	0.0001531	$22,965
	Total Offering Amounts					$150,000,000 (2)		$22,965
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$22,965

(1)	An indeterminate number or aggregate principal amount, as applicable, of securities of each identified class is being registered as may from time to time be offered on a primary basis at indeterminate prices, including an indeterminate number or amount of securities that may be issued upon the exercise, settlement, exchange or conversion of securities offered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional securities of the registrant that become issuable by reason of any splits, dividends or similar transactions or anti-dilution adjustments. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities. Each depositary share will be evidenced by depositary receipts issued pursuant to a deposit agreement. In the event the registrant elects to offer to the public whole or fractional interests in shares of preferred stock hereunder, depositary shares will be distributed to those persons purchasing such interests and such shares of preferred stock will be issued to the depositary under the deposit agreement. This registration statement also covers securities registered hereunder that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the specific securities to which they relate.

(2)
Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate initial offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $150,000,000. The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to pursuant to Item 16(b) of Form S-3 under the Securities Act.